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EXHIBIT 23.1

                          INDEPENDENT AUDITOR'S REPORT

To The Board of Directors of Advanced Refrigeration Technologies, Inc.

We hereby consent to the use incorporated by reference in this Form S-8 of our report dated February 2, 2001 relating to the consolidated financial statements of Advanced Refrigeration Technologies, Inc. and consolidated subsidiaries.

/s/ William D. Lindberg
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William D. Lindberg

Costa Mesa
August 6,  2001